EXHIBIT M

SCHEDULE 1

AMENDED AND RESTATED LETTER AGREEMENT

INEOS LIMITED

38 HANS CRESCENT

LONDON, UNITED KINGDOM

SW1X 0LZ

DATED 18 December 2024, as amended and restated on 23 June 2026

Reference is made to that certain Transfer Agreement, dated 18 December 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Transfer Agreement") by and between INEOS Services Limited (formerly INEOS Limited), a company limited by shares incorporated under the laws of the Isle of Man ("ISL") and Trawlers Limited, a company limited by shares incorporated under the laws of the Isle of Man ("Trawlers").

Reference is further made to the INEOS restructuring project, pursuant to which James A. Ratcliffe, Andrew Currie and John Reece (the "Parties") propose to put in place a new holding company, INEOS Limited (formerly called Romsey Limited) ("INEOS"), which will be (i) owned and controlled by the Parties in same proportions as their current shareholdings in ISL and (ii) the sole (100%) shareholder of ISL (the "Reorganisation").

In connection with the Transfer Agreement and the Reorganisation, and notwithstanding anything to the contrary, including the governing documents of ISL and/or INEOS, the undersigned agree that any decisions pertaining to the voting or disposition, directly or indirectly, of any or all of the shares of Manchester United plc held by ISL shall require a written direction from INEOS that reflects an affirmative vote by a majority of James A. Ratcliffe, Andrew Currie and John Reece (the shareholders in INEOS).

Any provision of this letter agreement may only be amended in writing signed by each Party.

This letter agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with the laws of England and Wales, and each Party hereby submits to the exclusive jurisdiction of the English courts.

Acknowledged and agreed:

/s/ Simon Morland
Simon Morland acting as attorney
for and on behalf of Sir James A. Ratcliffe

/s/ Simon Morland
Simon Morland acting as attorney
for and on behalf of Andrew Currie

/s/ Simon Morland
Simon Morland acting as attorney
for and on behalf of John Reece